Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat Technologies Reports FIRST quarter 2018 financial results

Electricity Revenue up 14% reaching a quarterly record; Net Income attributable to the company’s stockholders of $45 Million and Adjusted EBITDA of $98 Million

RENO, Nev. May 7, 2018, Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter ended March 31, 2018.

($ millions, except per share amounts)	Q1 2018	Q1 2017	Change (%)
Revenues
Electricity	132.5	115.8	14.4%
Product	48.7	74.1	(34.3%	)
Other	2.8	-	-
Total Revenues	184.0	189.9	(3.1%	)
Gross margin (%)
Electricity	44.5%	43.0%	-
Product	30.7%	33.3%	-
Other	(20.3% )	-	-
Gross margin (%)	39.9%	39.2%	-

Operating income	54.6	59.5	(8.2%	)

Net income attributable to the Company’s shareholders	44.7	35.3	26.5%
Diluted EPS	0.88	0.70	25.2%

Adjusted Net income attributable to the Company’s stockholders [1]	24.4	35.3	(30.9%	)
Diluted Adjusted EPS’[1]	0.48	0.70	(31.4%	)
Adjusted EBITDA[2]	98.4	91.8	7.2%

1 Adjusted Net income attributable to the Company’s stockholders and diluted EPS for the first quarter of 2018 excludes the $20.3 million tax benefits recorded for the reduction of the valuation allowance related to foreign tax credits

2 The way we compute Adjusted EBITDA and a reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

ORMAT TECHNOLOGIES, INC.
6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

First quarter 2018 financial Highlights and recent developments:

●	Total revenues of $184.0 million, down 3.1% compared to the first quarter of 2017;
●	Electricity segment revenues of $132.5 million, up 14.4% compared to the first quarter of 2017;
●	Electricity generation increased 6.7%, compared to the first quarter of 2017, from 1.43 million MWh to 1.52 million MWh;
●	Product segment revenues of $48.7 million, down 34.3% compared to the first quarter of 2017;
●	Product segment backlog increased 15.6% to $281.0 million as of May 7, 2018[3];
●	Other revenue, representing the contribution of Ormat’s energy storage initiatives, were $3.0 million in the quarter;
●

Gross margin was 39.9% of total revenues compared to 39.2% in the first quarter of 2017, due to improved efficiency in the Electricity segment; Electricity segment gross margin increased to 44.5% from 43.0%;

●	Net income attributable to the company's shareholders was $44.7 million, or $0.88 per diluted share, compared to $35.3 million, or $0.70 per diluted share, in the first quarter of 2017;
●	Adjusted net income attributable to the company's shareholders of $24.4 million, or $0.48 per diluted share, compared to $35.3 million, or $0.70 per diluted share, in the first quarter of 2017;
●	Adjusted EBITDA of $98.4 million, up 7.2% compared to $91.8 million in the first quarter of 2017;
●	Declared a quarterly dividend of $0.10 per share for the first quarter of 2018;
●	Closed a $100.0 million senior, unsecured loan to fund capital needs to support long-term growth plans.
●

Ormat’s Viridity Energy Solutions, Inc., remains on track to start construction of two 20MW/20MWh utility scale, in-front-of-the-meter battery energy storage systems (BESS) located in Plumsted Township and Alpha, New Jersey;

●

Ormat closed the acquisition of U.S. Geothermal, Inc. (USG) which became an indirect subsidiary of Ormat and Ormat indirectly acquired the interests held by USG and its subsidiaries in, among other assets, three power plants at Neal Hot Springs, Oregon, San Emidio, Nevada and Raft River, Idaho with a total net generating capacity of approximately 38 MW, which will be fully integrated into Ormat electricity segment;

●

Signed a finance agreement with the Overseas Private Investment Corporation (OPIC), United States government’s development finance institution, to provide an approximately $125.0 million loan (on a non-recourse basis) for the 35 MW Platanares geothermal power plant in Honduras;

●

On May 3, 2018, the Kilauea volcano located in close proximity to our Puna geothermal power plant in Hawaii erupted. Necessary steps to secure the Puna facilities, including, among others, taking electricity generation offline, were taken. The impact of the volcanic eruption is still under assessment and may have a material adverse impact on our business and results of operations.

“This was a milestone quarter for Ormat, as we closed the acquisition of U.S. Geothermal, which broadens and diversifies our operations in the United States, expanding our presence into Idaho and Oregon and gives us additional opportunities to strengthen our development pipeline,” commented Isaac Angel, Chief Executive Officer. “The implementation of our growth plan combined with the efforts to improve efficiency and resource performance at our plants continues to drive enhanced financial performance. We had record results in the Electricity segment with 14.4% increase in revenues and 3.7% improvement in the segment’s gross margin, reaching 44.5% margin. This performance helped to largely offset the expected decline in revenue related to our products segment, ultimately driving a 7.2% increase in our Adjusted EBITDA to a quarterly record of $98.4 million. With the contribution of USG's 38 MW operating portfolio and the completion of the 4 MW enhancement at our Brady project, we increased our generation portfolio to approximately 837 MW and we are on track to achieve our growth target of between 186 MW and 196 MW by the end of 2020.”

Mr. Angel added, “I am encouraged with the increase in our product segment backlog. This $281.0 million backlog secures revenues for our product segment in 2019. We are also seeing progress in our energy storage initiatives. We remain on track to start construction of two 20MW/20MWh utility scale, in-front-of-the-meter battery energy storage systems (BESS) located in New Jersey. We continue to view energy storage, and our differentiated Battery Storage as a Service (BSAAS) offering as a long-term growth opportunity for Ormat, helping to further solidify our position as a leader in the broader renewable energy sector.”

3 The Product segment backlog includes revenues for the period between April 1, 2018 and May 7, 2018. The increase in the backlog is compared with the Backlog of $243 million as of February 26, 2018.

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Guidance

Mr. Angel added, “We update our full-year 2018 guidance to include the financial contribution of U.S. Geothermal’s assets and now expect total revenues between $711.0 million and $735.0 million with electricity segment revenues between $523.0 million and $533.0 million and product segment revenues between $180.0 million and $190.0 million. Revenues from energy storage and demand response activity are expected to be between $8.0 million and $12.0 million. We expect 2018 Adjusted EBITDA between $368.0 million and $378.0 million for the full year. We expect annual Adjusted EBITDA attributable to minority interest to be approximately $28.0 million.”

first Quarter 2018 Financial Results

For the three months ended March 31, 2018, total revenues were $184.0 million, down 3.1% compared to the quarter ended March 31, 2017. Electricity segment revenues increased 14.4% to $132.5 million for the three months ended March 31, 2018, up from $115.8 million for the three months ended March 31, 2017. Product segment revenues decreased 34.3% to $48.7 million for the three months ended March 31, 2018, from $74.1 million for the three months ended March 31, 2017. Other revenue, representing the contribution of Ormat’s energy storage initiatives, were $3.0 million in the quarter.

General and administrative expenses for the three months ended March 31, 2018 were $13.8 million, or 7.5% of total revenues, compared to $9.9 million, or 5.2% of total revenues, for the three months ended March 31, 2017. The increase was primarily attributable to general and administrative expenses from Viridity which was acquired on March 15, 2017; and an increase of approximately $2.0 million in costs associated with our tax material weakness that was identified in the fourth quarter of 2017 and the additional work and controls to compensate for that material weakness.

The Income tax benefit for the three months ended March 31, 2018 was $2.1 million compared to income tax provision of $10.9 million for the three months ended March 31, 2017. Due to the continuous evolution of the "Tax Cuts and Jobs Act" signed into law on December 22, 2017, certain estimates, as defined by Staff Accounting Bulletin 118 ("SAB 118"), were refined and will continue to be refined pursuant to potential legislative amendments and interpretations of the new law as they become available. As a result of amendments and interpretations during 2018, the Company recorded a tax benefits of $20.3 million for the reduction of the valuation allowance related to foreign tax credits.

The company reported net income attributable to the company’s shareholders of $44.7 million, or $0.88 per diluted share, compared to net income attributable to the company’s shareholders of $35.3 million, or $0.70 per diluted share, for the year ago period.

Adjusted net income attributable to the company's shareholders of $24.4 million, or $0.48 per diluted share, compared to $35.3 million, or $0.70 per diluted share, in the first quarter of 2017; Adjusted Net income attributable to the Company’s stockholders and diluted EPS for the first quarter of 2018 excludes the $20.3 million tax benefits mentioned above.

Adjusted EBITDA for the three months ended March 31, 2018 was $98.4 million, compared to $91.8 million for the three months ended March 31, 2017, an increase of 7.2%. The reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

Dividend

On May 7, 2018, the Company’s Board of Directors approved and authorized payment of a quarterly dividend of $0.10 per share pursuant to the company’s dividend policy. The dividend will be paid on May 30, 2018 to shareholders of record as of the close of business on May 21, 2018. In addition, the company expects to pay quarterly dividends of $0.10 per share in the next two quarters.

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Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Tuesday, May 8, at 9 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

Participant telephone numbers

Participant dial in (toll free): 1-877-511-6790

Participant international dial in: 1-412-902-4141

Canada Toll Free: 1-855-669-9657

Conference replay

US Toll Free: 1-877-344-7529

International Toll: 1-412-317-0088

Replay Access Code: 10118617

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 770 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,600 MW of gross capacity. Ormat’s current approximately 837 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, Honduras, Indonesia and Kenya. In March 2017, Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions, Inc. subsidiary, a Philadelphia-based company with nearly a decade of expertise and leadership in demand response, energy management and storage.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Form 10-K filed with the SEC on March 16, 2018.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Periods Ended March 31, 2018 and 2017

(Unaudited)

	Three Months Ended March 31
	2018	2017
	(In thousands, except per share data)
Revenues:
Electricity	$132,489	$115,776
Product	48,672	74,122
Other	2,862	—
Total revenues	184,023	189,898
Cost of revenues:
Electricity	73,482	66,036
Product	33,726	49,452
Other	3,443	—
Total cost of revenues	110,651	115,488
Gross profit	73,372	74,410
Operating expenses:
Research and development expenses	1,108	602
Selling and marketing expenses	3,699	4,363
General and administrative expenses	13,849	9,949
Write-off of unsuccessful exploration activities	123	—
Operating income	54,593	59,496
Other income (expense):
Interest income	113	244
Interest expense, net	(14,344)	(14,923)
Derivatives and foreign currency transaction gains (losses)	(1,599)	1,338
Income attributable to sale of tax benefits	7,361	6,157
Other non-operating expense, net	(20)	(92)
Income before income taxes and equity in losses of investees	46,104	52,220
Income tax (provision) benefit	2,121	(10,886)
Equity in losses of investees, net	1,210	(1,599)

Net income	49,435	39,735
Net income attributable to noncontrolling interest	(4,748)	(4,423)
Net income attributable to the Company's stockholders	$44,687	$35,312

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.88	$0.71

Diluted:
Net Income	$0.88	$0.70

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	50,614	49,680
Diluted	51,051	50,491

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2018 and December 31, 2017

(Unaudited)

	March 31,	December 31,
	2018	2017

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$54,723	$47,818
Restricted cash, cash equivalents and marketable securities	50,332	48,825
Receivables:
Trade	103,580	110,410
Other	10,018	13,828
Inventories	20,069	19,551
Costs and estimated earnings in excess of billings on uncompleted contracts	41,134	40,945
Prepaid expenses and other	42,274	40,269
Total current assets	322,130	321,646
Investment in an unconsolidated company	63,109	34,084
Deposits and other	21,205	21,599
Deferred income taxes	83,868	20,135
Deferred charges	—	49,834
Property, plant and equipment, net	1,723,560	1,734,691
Construction-in-process	345,563	293,542
Deferred financing and lease costs, net	4,922	4,674
Intangible assets, net	84,771	85,420
Goodwill	21,253	21,037
Total assets	$2,670,381	$2,586,662
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$103,551	$153,796
Short-term revolving credit lines with banks (full recourse)	38,500	51,500
Billings in excess of costs and estimated earnings on uncompleted contracts	10,458	20,241
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	28,398	33,226
Other loans	21,495	21,495
Full recourse	2,809	3,087
Total current liabilities	205,211	283,345
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	305,905	311,668
Other loans	237,245	242,385
Full recourse:
Senior unsecured bonds	303,469	203,752
Other loans	46,506	46,489
Liability associated with sale of tax benefits	42,622	44,634
Deferred lease income	50,745	51,520
Liability for unrecognized tax benefits	9,074	8,890
Liabilities for severance pay	20,874	21,141
Asset retirement obligation	27,639	27,110
Other long-term liabilities	21,625	18,853
Total liabilities	1,270,915	1,259,787

Redeemable non-controlling interest	6,943	6,416

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	890,485	888,778
Retained earnings (accumulated deficit)	418,004	351,622
Accumulated other comprehensive income (loss)	(517)	(4,314)
	1,308,023	1,236,137
Noncontrolling interest	84,500	84,322
Total equity	1,392,523	1,320,459
Total liabilities and equity	$2,670,381	$2,586,662

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three-Month Periods Ended March 31, 2018 and 2017

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three-month periods ended March 31, 2018 and 2017.

	Three Months Ended March 31
	2018	2017

	(in thousands)
Net income	$49,435	$39,735
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	14,231	14,679
Income tax provision	(2,121)	10,886
Adjustment to investment in uncosolidated company:
our proportionate share in interest, tax and depreciation and amortization	3,530	—
Depreciation and amortization	29,437	25,542
EBITDA	$94,512	$90,842

Mark-to-market on derivatives instruments	962	(1,523)
Stock-based compensation	1,707	1,713
Merger and acquisition transaction cost	1,095	800
Write-off of unsuccessful exploration activities	123	—
Adjusted EBITDA	$98,399	$91,832

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